Exhibit 99.8
ITEM 2 — Management's Discussion and Analysis of Financial Condition and the Results of Operations

The following discussion analyzes the Company's historical financial condition and results of operations, which were recast to include the effect of the CVSR Drop Down Asset and the November 2015 Drop Down Assets, which were acquired from NRG on September 1, 2016 and November 3, 2015, respectively. As further discussed in Note 1, Nature of Business, to the Consolidated Financial Statements, the purchase of these assets was accounted for in accordance with ASC 805-50, Business Combinations - Related Issues, pursuant to which the assets and liabilities transferred to the Company relate to interests under common control by NRG and, accordingly, were recorded at historical cost. The difference between the cash proceeds and historical value of the net assets was recorded as a distribution from NRG with the offset to noncontrolling interest. The guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control.
As you read this discussion and analysis, you should refer to the Company's Consolidated Statements of Operations to this Form 8-K, which present the results of operations for the three months ended March 31, 2016, and 2015. You should also refer to the Company's 2015 Form 10-K, which includes detailed discussions of various items impacting the Company's business, results of operations and financial condition.
The discussion and analysis below has been organized as follows:

•	Executive Summary, including a description of the business and significant events that are important to understanding the results of operations and financial condition;

•	Results of operations, including an explanation of significant differences between the periods in the specific line items of the consolidated statements of operations;

•	Financial condition addressing liquidity position, sources and uses of cash, capital resources and requirements, commitments, and off-balance sheet arrangements;

•	Known trends that may affect the Company’s results of operations and financial condition in the future; and

•
Critical accounting policies which are most important to both the portrayal of the Company's financial condition and results of operations, and which require management's most difficult, subjective or complex judgment.

Executive Summary
Introduction and Overview
The Company is a dividend growth-oriented company formed to serve as the primary vehicle through which NRG owns, operates and acquires contracted renewable and conventional generation and thermal infrastructure assets. The Company believes it is well positioned to be a premier company for investors seeking stable and growing dividend income from a diversified portfolio of lower-risk high-quality assets.
The Company owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the U.S. The Company’s contracted generation portfolio collectively represents 4,563 net MW. Each of these assets sells substantially all of its output pursuant to long-term offtake agreements with creditworthy counterparties. The average remaining contract duration of these offtake agreements was approximately 17 years as of March 31, 2016, based on CAFD. The Company also owns thermal infrastructure assets with an aggregate steam and chilled water capacity of 1,315 net MWt and electric generation capacity of 124 net MW. These thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations, principally through long-term contracts or pursuant to rates regulated by state utility commissions.
Regulatory Matters
The Company’s regulatory matters are described in the Company’s 2015 Form 10-K in Item 1, Business — Regulatory Matters and Item 1A, Risk Factors.
As owners of power plants and participants in wholesale and thermal energy markets, certain of the Company's subsidiaries are subject to regulation by various federal and state government agencies. These include FERC and the PUCT, as well as other public utility commissions in certain states where the Company's assets are located. Each of the Company's U.S. generating facilities qualifies as a EWG or QF. In addition, the Company is subject to the market rules, procedures and protocols of the various ISO and RTO markets in which it participates. Likewise, the Company must also comply with the mandatory reliability requirements imposed by NERC and the regional reliability entities in the regions where the Company operates.
The Company's operations within the ERCOT footprint are not subject to rate regulation by FERC, as they are deemed to operate solely within the ERCOT market and not in interstate commerce. These operations are subject to regulation by the PUCT.
Environmental Matters
The Company’s environmental matters are described in the Company’s 2015 Form 10-K in Item 1, Business — Environmental Matters and Item 1A, Risk Factors.
The Company is subject to a wide range of environmental laws in the development, construction, ownership and operation of projects. These laws generally require that governmental permits and approvals be obtained before construction and during operation of facilities. The Company is also subject to laws and regulations surrounding the protection of wildlife, including migratory birds, eagles and threatened and endangered species. Environmental laws have become increasingly stringent and the Company expects this trend to continue.
Trends Affecting Results of Operations and Future Business Performance
Wind and Solar Resource Availability

The availability of the wind and solar resources affects the financial performance of the wind and solar facilities, which may impact the Company’s overall financial performance.  Due to the variable nature of the wind and solar resource, the Company cannot predict the availability of the wind and solar resources and the potential variances from expected performance levels from quarter to quarter.  To the extent the wind and solar resources are not available at expected levels, it could have a negative impact on the Company’s financial performance for such periods. For the first quarter of 2016, the wind performance was above prior year as well as the Company's expectations; however, the wind resources for the month of April were below expectations. If the April wind performance continues for a prolonged period of time, without a return to a performance level that meets or exceeds Company expectations, it may have a negative impact on the Company's financial performance.

Capital Market Conditions
The Company and its peer group have recently experienced difficult conditions in the capital markets. The Company’s growth strategy depends on its ability to identify and acquire additional conventional and renewable facilities from NRG and unaffiliated third parties.  A prolonged disruption in the equity capital market conditions could make it difficult for the Company to successfully acquire attractive projects from NRG or third parties and may also limit the Company’s ability to obtain debt or equity financing to complete such acquisitions.  If the Company is unable to raise adequate proceeds when needed to fund such acquisitions, the ability to grow its project portfolio may be limited, which could have a material adverse effect on the Company’s ability to implement its growth strategy. A full description of the risks applicable to the Company's business is presented in the Company’s 2015 Form 10-K in Item 1A, Risk Factors.

Consolidated Results of Operations
The following table provides selected financial information:

	Three months ended March 31,
(In millions, except otherwise noted)	2016	2015	Change %
Operating Revenues
Energy and capacity revenues	$251	$218	15
Contract amortization	(17)	(11)	55
Mark-to-market economic hedging activities	—	7	(100)
Total operating revenues	234	214	9
Operating Costs and Expenses
Cost of fuels	16	22	(27)
Emissions credit amortization	6	—	100
Operations and maintenance	44	47	(6)
Other costs of operations	19	17	12
Depreciation and amortization	74	75	(1)
General and administrative	3	3	—
Total operating costs and expenses	162	164	(1)
Operating Income	72	50	44
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	3	3	—
Other income, net	—	1	(100)
Interest expense	(74)	(79)	(6)
Total other expense, net	(71)	(75)	(5)
Income (Loss) Before Income Taxes	1	(25)	104
Income tax benefit	—	(4)	(100)
Net Income (Loss)	1	(21)	105
Less: Pre-acquisition net loss of Drop Down Assets	(1)	(5)	(80)
Net Income (Loss) Excluding Pre-acquisition Net Loss of Drop Down Assets	2	(16)	113
Less: Net loss attributable to noncontrolling interests	(3)	(11)	73
Net Income (Loss) Attributable to NRG Yield, Inc.	$5	$(5)	200

	Three months ended March 31,
Business metrics:	2016	2015
Renewable MWh sold (in thousands) (a)	1,778	1,306
Thermal MWt sold (in thousands)	553	617
Thermal MWh sold (in thousands)	40	44

(a) Volumes sold do not include the MWh generated by the Company's equity method investments.

Management’s Discussion of the Results of Operations for the Three Months ended March 31, 2016, and 2015
Gross Margin and Economic Gross Margin
In addition to gross margin, the Company evaluates its operating performance using the measure of economic gross margin, which is not a GAAP measure and may not be comparable to other companies’ presentations or deemed more useful than the GAAP information provided elsewhere in this report.  Economic gross margin should be viewed as a supplement to and not a substitute for the Company' presentation of gross margin, which is the most directly comparable GAAP measure.  Economic gross margin is not intended to represent gross margin. The Company believes that economic gross margin is useful to investors as it is a key operational measure reviewed by the Company's chief operating decision maker. Economic gross margin is defined as energy and capacity revenue less cost of fuels. Economic gross margin excludes the following components from GAAP gross margin: contract amortization, mark-to-market results, emissions credit amortization and (losses) gains on economic hedging activities. Mark-to-market results consist of unrealized gains and losses on contracts that are not yet settled.
The below tables present the composition of gross margin, as well as the reconciliation to economic gross margin, for the three months ended March 31, 2016, and 2015:

	Conventional Generation	Renewables	Thermal	Total
(In millions)
Three months ended March 31, 2016
Energy and capacity revenues	$80	$126	$45	$251
Cost of fuels	—	—	(16)	(16)
Contract Amortization	(1)	(15)	(1)	(17)
Emissions credit amortization	(6)	—	—	(6)
Gross Margin	73	111	28	212
Contract Amortization	1	15	1	17
Emissions credit amortization	6	$—	$—	$6
Economic gross margin	$80	$126	$29	$235

Three months ended March 31, 2015
Energy and capacity revenues	$77	$93	$48	$218
Cost of fuels	(1)	—	(21)	(22)
Contract Amortization	(1)	(9)	(1)	(11)
Mark-to-market for economic hedging activities	—	7	—	7
Gross Margin	75	91	26	192
Contract Amortization	1	9	1	11
Mark-to-market for economic hedging activities	—	(7)	—	(7)
Economic gross margin	$76	$93	$27	$196

Gross Margin increased by $20 million and economic gross margin increased by $39 million during the three months ended March 31, 2016, compared to the same period in 2015 due to:

(In millions)
Increase in Renewables economic gross margin due to higher wind generation at Alta, Tapestry, NRG Wind TE Holdco, and South Trent, as well as the acquisition of Spring Canyon	$23
Increase in Renewables economic gross margin due to higher pricing for Alta X and XI PPAs, which began in January 2016, compared with merchant prices in 2015	10
Increase in Conventional Generation economic gross margin primarily due to higher revenues at El Segundo in 2016 as a result of a return to service after an extended forced outage in 2015	4
Increase in Thermal economic gross margin primarily due to lower gas prices, partially offset by a decrease in generation due to milder weather conditions	2
Increase in economic gross margin	$39
Higher contract amortization for the Alta X and XI PPAs, which began in January 2016, and the impact of final measurement period adjustments recorded in 2015	(6)
Emissions credit amortization of NOx allowances at Walnut Creek and El Segundo in compliance with amendments to the Regional Clean Air Incentives Market program	(6)
Decrease due to unrealized gains on forward contracts with an NRG subsidiary hedging the forecasted sale of power from Elbow Creek, Alta X and Alta XI in 2015, prior to the start of the PPAs	(7)
Increase in gross margin	$20
Operations and Maintenance Expense
Operations and maintenance expense decreased by $3 million during the three months ended March 31, 2016, compared to the same period in 2015, due to a decrease related to the prior year forced outage at El Segundo, partially offset by an increase from higher wind generation in the current year.

Interest Expense
Interest expense decreased by $5 million during the three months ended March 31, 2016, compared to the same period in 2015, due to:

(In millions)
Increase due to issuance of the 2020 Convertible Notes in the second quarter of 2015	$4
Increase due to higher Corporate revolver net borrowings in the first quarter of 2016	2
Increase from changes in the fair value of Alpine interest rate swaps	2
Decrease from repricing of project-level financing arrangements and principal repayments in the Conventional segment	(1)
Decrease for redemption of Alta X and XI project-level debt	(12)
$(5)
Income Tax Expense
For the three months ended March 31, 2016, the Company did not record any income tax expense on the pretax income of $1 million. For the same period in 2015, the Company recorded an income tax benefit of $4 million on a pretax loss of $25 million. For the three months ended March 31, 2016 and 2015, the overall effective tax rate was different than the statutory rate of 35% primarily due to taxable earnings allocated to NRG resulting from its interest in NRG Yield LLC and production tax credits generated from certain wind assets.
Income Attributable to Noncontrolling Interests
For the three months ended March 31, 2016, the Company had income of $10 million attributable to NRG related to its 46.7% economic interest in NRG Yield LLC and its 25% interest in NRG Wind TE Holdco. Additionally, for the three months ended March 31, 2016, the Company had a loss of $13 million attributable to non-controlling interests with respect to its tax equity financing arrangements and the application of the HLBV method. For the three months ended March 31, 2015, the Company had a loss of $11 million attributable to NRG's 55.3% economic interest in the Company.

Liquidity and Capital Resources
The Company's principal liquidity requirements are to meet its financial commitments, finance current operations, fund capital expenditures, including acquisitions from time to time, to service debt and to pay dividends. Historically, the Company's predecessor operations were financed as part of NRG's integrated operations and largely relied on internally generated cash flows as well as corporate and/or project-level borrowings to satisfy its capital expenditure requirements. As a normal part of the Company's business, depending on market conditions, the Company will from time to time consider opportunities to repay, redeem, repurchase or refinance its indebtedness. Changes in the Company's operating plans, lower than anticipated sales, increased expenses, acquisitions or other events may cause the Company to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions.
Liquidity Position
As of March 31, 2016, and December 31, 2015, the Company's liquidity was approximately $303 million and $375 million, respectively, comprised of cash, restricted cash, and availability under the Company's revolving credit facility. Included in those numbers are $108 million and $131 million of restricted cash balances as of March 31, 2016, and December 31, 2015, respectively. Restricted cash consists primarily of funds to satisfy the requirements of certain debt agreements and funds held within the Company's projects that are restricted in their use. The Company's various financing arrangements are described in Note 8, Long-term Debt. As of March 31, 2016, the Company had $119 million of available borrowings under its revolving credit facility.
Management believes that the Company's liquidity position, cash flows from operations and availability under its revolving credit facility will be adequate to meet the Company's financial commitments; debt service obligations; growth, operating and maintenance capital expenditures; and to fund dividends to holders of the Company's Class A common stock and Class C common stock. Management continues to regularly monitor the Company's ability to finance the needs of its operating, financing and investing activity within the dictates of prudent balance sheet management.
Credit Ratings
Credit rating agencies rate a firm's public debt securities. These ratings are utilized by the debt markets in evaluating a firm's credit risk. Ratings influence the price paid to issue new debt securities by indicating to the market the Company's ability to pay principal, interest and preferred dividends. Rating agencies evaluate a firm's industry, cash flow, leverage, liquidity, and hedge profile, among other factors, in their credit analysis of a firm's credit risk.
The following table summarizes the credit ratings for the Company and its Senior Notes as of March 31, 2016:

	S&P	Moody's
NRG Yield, Inc.	BB+	Ba2
5.375% Senior Notes, due 2024	BB+	Ba2
On August 15, 2016, S&P lowered its corporate credit ratings on NRG Yield, Inc. and the Senior Notes due 2024 to BB from BB+. The rating outlook is stable.

Sources of Liquidity
The Company's principal sources of liquidity include cash on hand, cash generated from operations, borrowings under new and existing financing arrangements and the issuance of additional equity and debt securities as appropriate given market conditions. As described in Note 8, Long-term Debt, to this Form 10-Q and Note 9, Long-term Debt, to the audited consolidated financial statements included in the Company's 2015 Form 10-K, the Company's financing arrangements consist of the revolving credit facility, the 2019 Convertible Notes, the 2020 Convertible Notes, the Senior Notes and project-level financings for its various assets.

Uses of Liquidity
The Company's requirements for liquidity and capital resources, other than for operating its facilities, are categorized as: (i) debt service obligations, as described more fully in Note 8, Long-term Debt; (ii) capital expenditures; (iii) acquisitions and investments; and (iv) cash dividends to investors.

Capital Expenditures
The Company's capital spending program is mainly focused on maintenance capital expenditures, or costs to maintain the assets currently operating, such as costs to replace or refurbish assets during routine maintenance, and growth capital expenditures or construction of new assets and completing the construction of assets where construction is in process. The Company develops annual capital spending plans based on projected requirements for maintenance and growth capital. For the three months ended March 31, 2016, and 2015, the Company used approximately $7 million and $3 million, respectively, to fund capital expenditures. The capital expenditures in the first three months of 2016 relate primarily to maintenance expenses.
Acquisitions and Investments
The Company intends to acquire generation assets developed and constructed by NRG in the future, as well as generation and thermal infrastructure assets from third parties where the Company believes its knowledge of the market and operating expertise provides a competitive advantage, and to utilize such acquisitions as a means to grow its CAFD.
CVSR — On September 1, 2016, the Company acquired the remaining 51.05% interest of CVSR Holdco LLC, which indirectly owns the CVSR solar facility, CVSR Holdco LLC, which indirectly owns the CVSR solar facility, for total cash consideration of $78.5 million, subject to working capital adjustments. The acquisition was funded with cash on hand.

Cash Dividends to Investors
The Company intends to use the amount of cash that it receives from its distributions from NRG Yield LLC to pay quarterly dividends to the holders of its Class A common stock and Class C common stock. NRG Yield LLC intends to distribute to its unit holders in the form of a quarterly distribution all of the CAFD it generates each quarter, less reserves for the prudent conduct of the business, including among others, maintenance capital expenditures to maintain the operating capacity of the assets. CAFD is defined as net income before interest expense, income taxes, depreciation and amortization; plus cash distributions from unconsolidated affiliates; less cash distributions to noncontrolling interests, maintenance capital expenditures, pro-rata EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness and changes in other assets. Dividends on the Class A common stock and Class C common stock are subject to available capital, market conditions, and compliance with associated laws, regulations and other contractual obligations. The Company expects that, based on current circumstances, comparable cash dividends will continue to be paid in the foreseeable future.
The following table lists the dividends paid on the Company's Class A common stock and Class C common stock during the three months ended March 31, 2016:

First Quarter 2016
Dividends per Class A share	$0.225
Dividends per Class C share	$0.225
On April 26, 2016, the Company declared quarterly dividends on its Class A common stock and Class C common stock of $0.23 per share payable on June 15, 2016, to stockholders of record as of June 1, 2016.

Cash Flow Discussion
The following table reflects the changes in cash flows for the three months ended March 31, 2016, compared to 2015:

	Three months ended March 31,
	2016	2015	Change
	(In millions)
Net cash provided by operating activities	$89	$62	$27
Net cash used in investing activities	(21)	(452)	431
Net cash (used in) provided by financing activities	(103)	95	(198)
Net Cash Provided By Operating Activities

Changes to net cash provided by operating activities were driven by:	(In millions)
Increase in operating income adjusted for non-cash items	$43
Lower net distributions from unconsolidated affiliates	(19)
Changes in working capital driven primarily by the timing of wind generation in 2015 compared to 2016	3
$27
Net Cash Used In Investing Activities

Changes to net cash used in investing activities were driven by:	(In millions)
Payments made to acquire the January 2015 Drop Down Assets	$490
Increase in capital expenditures due to higher maintenance expenses in 2016	(4)
Changes in restricted cash due to higher funding for certain projects' debt reserves partially offset by higher project distributions in 2016 compared to 2015	(11)
Increase in investments in unconsolidated affiliates due primarily to cash payments related to DGPV Holdco 1 and RPV Holdco	(46)
Working capital payment received in 2016 relating to the November 2015 Drop Down Assets	2
$431
Net Cash (Used in) Provided By Financing Activities

Changes in net cash (used in) provided by financing activities were driven by:	(In millions)
Net contributions from noncontrolling interests	$10
Payment of distributions to NRG due to NRG's 25% ownership of NRG Wind TE Holdco	(3)
Increase in dividends and distributions paid to common stockholders	(11)
Lower net borrowings from the revolving credit facility partially offset by a decrease in payments for debt in 2016 compared to 2015	(194)
$(198)

NOLs, Deferred Tax Assets and Uncertain Tax Position Implications, under ASC 740
As of March 31, 2016, the Company has a cumulative federal NOL carry forward balance of $519 million for financial statement purposes, which will begin expiring in 2033. As a result of the Company's tax position, and based on current forecasts, the Company does not anticipate significant income tax payments for federal, state and local jurisdictions in 2016. Based on the Company's current and expected NOL balances generated primarily by accelerated tax depreciation of its property, plant and equipment, the Company does not expect to pay significant federal income tax for a period of approximately nine years.
The Company is subject to examination by taxing authorities for income tax returns filed in the U.S. federal jurisdiction and various state jurisdictions. The Company is not subject to U.S. federal or state income tax examinations for years prior to 2013.

The Company has no uncertain tax benefits.

Off-Balance Sheet Arrangements
Obligations under Certain Guarantee Contracts
The Company may enter into guarantee arrangements in the normal course of business to facilitate commercial transactions with third parties.
Retained or Contingent Interests
The Company does not have any material retained or contingent interests in assets transferred to an unconsolidated entity.
Obligations Arising Out of a Variable Interest in an Unconsolidated Entity
Variable interest in equity investments — As of March 31, 2016, the Company has several investments with an ownership interest percentage of 50% or less in energy and energy-related entities that are accounted for under the equity method. DGPV Holdco 1, DGPV Holdco 2, RPV Holdco and GenConn are variable interest entities for which the Company is not the primary beneficiary.
The Company's pro-rata share of non-recourse debt held by unconsolidated affiliates was approximately $450 million as of March 31, 2016. This indebtedness may restrict the ability of these subsidiaries to issue dividends or distributions to the Company. See also Note 5, Variable Interest Entities, or VIEs.
Contractual Obligations and Commercial Commitments
The Company has a variety of contractual obligations and other commercial commitments that represent prospective cash requirements in addition to our capital expenditure programs, as disclosed in the Company's 2015 Form 10-K.

Fair Value of Derivative Instruments
The Company may enter into fuel purchase contracts and other energy-related financial instruments to mitigate variability in earnings due to fluctuations in spot market prices and to hedge fuel requirements at certain generation facilities. In addition, in order to mitigate interest rate risk associated with the issuance of variable rate debt, the Company enters into interest rate swap agreements.
The tables below disclose the activities of non-exchange traded contracts accounted for at fair value in accordance with ASC 820. Specifically, these tables disaggregate realized and unrealized changes in fair value; disaggregate estimated fair values at March 31, 2016, based on their level within the fair value hierarchy defined in ASC 820; and indicate the maturities of contracts at March 31, 2016. For a full discussion of the Company's valuation methodology of its contracts, see Derivative Fair Value Measurements in Note 6, Fair Value of Financial Instruments.

Derivative Activity Gains/(Losses)	(In millions)
Fair value of contracts as of December 31, 2015	$(100)
Contracts realized or otherwise settled during the period	9
Changes in fair value	(57)
Fair Value of contracts as of March 31, 2016	$(148)

	Fair Value of contracts as of March 31, 2016
	Maturity
Fair Value Hierarchy Losses	1 Year or Less	Greater Than 1 Year to 3 Years	Greater Than 3 Years to 5 Years	Greater Than 5 Years	Total Fair Value
	(In millions)
Level 2	$38	$56	$31	$23	$148

The Company has elected to disclose derivative assets and liabilities on a trade-by-trade basis and does not offset amounts at the counterparty master agreement level. As discussed below in Quantitative and Qualitative Disclosures about Market Risk -Commodity Price Risk, NRG, on behalf of the Company, measures the sensitivity of the portfolio to potential changes in market prices using VaR, a statistical model which attempts to predict risk of loss based on market price and volatility. NRG's risk management policy places a limit on one-day holding period VaR, which limits the net open position.

Critical Accounting Policies and Estimates
The Company's discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements and related disclosures in compliance with U.S. GAAP requires the application of appropriate technical accounting rules and guidance as well as the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges, and the fair value of certain assets and liabilities. These judgments, in and of themselves, could materially affect the financial statements and disclosures based on varying assumptions, which may be appropriate to use. In addition, the financial and operating environment may also have a significant effect, not only on the operation of the business, but on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies has not changed.
On an ongoing basis, the Company evaluates these estimates, utilizing historic experience, consultation with experts and other methods the Company considers reasonable. In any event, actual results may differ substantially from the Company's estimates. Any effects on the Company's business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the information that gives rise to the revision becomes known.
The Company's significant accounting policies are summarized in Note 2, Summary of Significant Accounting Policies, to the Company's 2015 Form 10-K. The Company identifies its most critical accounting policies as those that are the most pervasive and important to the portrayal of the Company's financial position and results of operations, and that require the most difficult, subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain. The Company's critical accounting policies include income taxes and valuation allowance for deferred tax assets, impairment of long lived assets and other intangible assets and acquisition accounting.
Recent Accounting Developments
See Note 2, Summary of Significant Accounting Policies, for a discussion of recent accounting developments.